EXHIBIT 23.7

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2004 which uses the name Wright & Company, Inc., refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

Wright & Company, Inc.
By:	/s/ D. Randall Wright
D. Randall Wright
President

Wright and Company, Inc.
Brentwood, Tennessee
March 20, 2005